Exhibit 99.1

 News Release

Media Contact:

Eva Schmitz

812.306.2424

evaschmitz@berryplastics.com

Investor Contact:

Dustin Stilwell

812.306.2964

dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Group, Inc. Appoints David B. Heller to

Company’s Board of Directors

EVANSVILLE, Ind. – October 4, 2012 – Berry Plastics Group, Inc. (NYSE:  BERY), a leading global manufacturer and marketer of value-added plastic packaging and engineered materials, today announced the appointment of David B. Heller to its Board of Directors.

Heller is the former Global Co-Head of the Securities Division at Goldman, Sachs & Co., where he also served on the Management Committee.  He joined Goldman Sachs in 1989 in New York and spent significant time living and working in Tokyo and London during his career with the firm.  He retired from Goldman in March of 2012.

Heller currently serves as a Trustee for the Acumen Fund, the New Museum of Contemporary Art, Project Morry, and the Third Way.  He earned a B.A. from Harvard College and continues to be involved with the university as Co-Chair of his class fundraising efforts.

“We are honored to have David join the Board of Berry Plastics.  His extensive background in the financial sector will prove beneficial as we move the Company forward, pursuing strategic initiatives to develop innovative new products for our customers and create increased value for our shareholders,” said Jon Rich, Chairman and CEO of Berry Plastics.

About Berry Plastics

Berry Plastics Group, Inc. is a leading manufacturer and marketer of plastic packaging products.  The Company is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, flexible packaging, heat-shrinkable coatings, specialty laminates, and FIBCs.  With headquarters in Evansville, Indiana, the Company serves over 13,000 customers, ranging from large

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multinational corporations to small local businesses.  For additional information, visit the Company’s website at www.berryplastics.com.

Forward-looking statements

Certain statements and information included in this release may constitute "forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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